Filed Pursuant to Rule 433
Registration Statement No. 333-132809
December 19, 2006

The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Internet Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-323-5678.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

Goldman Sachs

Avelo Mortgage, L.L.C.

December 2006

AVELO MORTGAGE

Disclaimer

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Goldman Sachs

Table of Contents

AVELO MORTGAGE

Goldman Sachs

Table of Contents

AVELO MORTGAGE

Goldman Sachs

Goldman Sachs, Archon, and Avelo Relationship

The relationship of Goldman Sachs, Archon, and Avelo combines the benefits of a leading global investment bank, the operational expertise of Archon Group, and the residential servicing expertise of Avelo into a fully integrated entity.

Goldman, Sachs & Co.

- Leading global investment banking, securities and investment management firm
- Global headcount of approximately 22,000
- As of FYE 2005, total capital was $128 billion including $28 billion of shareholder equity

100% Ownership

Archon Group, L.P.

- International, full-service commercial real estate, investment, and management company
- Worldwide headcount of approximately 13,000
- Has built and operates in excess of 20 diverse platforms around the world since 1991 to support various GS businesses
- As of FYE 2005, managed in excess of $30 billion in assets worldwide

100% Ownership

Avelo Mortgage, L.L.C.

- Full-service residential mortgage loan servicer of prime, Alt-A, subprime, option ARMs, and second mortgages
- Dedicated headcount of approximately 57
- Servicing is expected to exceed $8 billion by fourth quarter of 2006

Capital and Servicing Fees

Residential Loan Servicing

AVELO MORTGAGE

Goldman Sachs

GS Entry into Residential Mortgage Loan Servicing

Goldman Sachs purchased approximately $30 billion in whole loans servicing released in 2005.

Projected volume for 2006 is anticipated to exceed 2005.

Goldman Sachs' Fixed Income, Currency and Commodities Division (FICC) and Archon began development of the residential loan servicing platform in 2005 leveraging Archon Group's operational expertise, back office infrastructure, policies and procedures, business process and risk control procedures, and background in platform development.

The development of Avelo was commenced for the following reasons:

- The belief that a strong servicing platform is accretive to the investments by GS and its investors in residential mortgages

- The belief that a fully integrated captive servicer is the preferred model for the whole loan trading business

- The belief that the exchange of ideas and information between mortgage loan trading, mortgage loan research and the mortgage servicer is beneficial to all involved

Avelo Mortgage, L.L.C.

Overview

Established:	April 2005
Headquartered:	Dallas, Texas
Headcount:	57 dedicated employees 10 FTEs provided by Archon
Experience:	Management has an average of 18+ years of industry specific experience
Servicing Portfolio:	$8 billion by fourth quarter 2006
Vendors:	The First American Corporation (tax & flood); Assurant Group (hazard insurance); Allison Payment Systems, L.L.C. (billing statements); SpeedPay Corporation, MoneyGram & Western Union (pay-by-phone); Equifax, Experian, Innovis Data Solutions & TransUnion (credit reporting); E-Oscar (credit disputes); JP Morgan Chase (lockbox and ACH); Stellent, Inc. (imaging); Financial Dimensions, Inc. (satisfactions); M. D. Webb & Associates (REO); and default attorneys (legal matters)
Technology:	REALServicing® System Ensemble Pro™ Telephony System

Avelo Mortgage, L.L.C.

Milestones

Avelo achieved all significant platform development milestones in less than 12 months.


APR 2005
Company established
AUG 2005
Hiring of key management personnel completed
SEP 2005
HUD approved
NOV 2005
■ Licensed as servicer in all states
■ REALServicing implemented
DEC 2005
Avelo boards first loans
JAN 2006
Telephony system implemented
FEB 2006
First securitization
MAR 2006
■ Freddie Mac approved
■ Wells Fargo and JP Morgan Chase agree to Master service over Avelo
APR 2006
$1.5 bn in serviced assets
MAY 2006
$2 bn in serviced assets
JUN 2006
FNMA approved
JUL 2006
$4 bn in serviced assets
AUG 2006
S&P Select Servicer
DEC 2006
$8 bn in serviced assets

Ratings Plan

Avelo is working toward obtaining servicer ratings from Moody's and Fitch.

Avelo's parent company, Archon Group, maintains commercial servicer ratings in the U.S., France, Italy, and Japan from both S&P and Fitch, and has received the highest rating given in these respective markets.

- Approved as Select Servicer for S&P in August 2006
- Preliminary meetings conducted with Moody's and Fitch to review its business plan. Additional meetings planned for early 2007.
- Avelo will be using a master servicer until a rating is obtained
- Wells Fargo and JP Morgan Chase have agreed in principle to master service over Avelo in the interim

Goldman Sachs

Loan Servicing Portfolio

Expertise to Service Whole Loans and Securities

Avelo surpassed $6 billion in October 2006.

Avelo is expected to service $8 billion by the end of the fourth quarter of 2006.

Product Mix


Subprime 23.6%
Alt-A 73.6%
Prime 2.2%
Seasoned 0.7%

Loan Type


Fixed 25.6%
ARM 69.2%
Option ARM 5.3%

Portfolio Mix


Whole Loans 16.5%
Securitized Loans 83.5%

Note: % based October 2006 UPB

AVELO MORTGAGE

Avelo Serviced Securitizations

Avelo is actively servicing loans in twenty-five securitizations totaling $5 billion.

GSAA



$ in Millions
3000
2500
2000
1500
1000
500
0
2006-16
2006-15
2006-14
2006-11
2006-10
2006-9
2006-8
2006-7
2006-6
2006-5
2006-4

GSR



$ in Millions
700
600
500
400
300
200
100
0
2006-OA1
2006-8F
2006-5F
2006-4F

GSAMP



$ in Millions
1400
1200
1000
800
600
400
200
0
2006-HE7
2006-HE5
2006-SEA1
2006-HE4
2006-HE3

AVELO MORTGAGE

Goldman Sachs

Avelo Mortgage, L.L.C.
Servicing Platform

Avelo is built around servicing expertise supported by state of the art technology, Archon's powerful infrastructure, and the outsourcing of specific processing functions to leading industry vendors.



REALServicing®
Ensemble Pro™
AVELO Mortgage, L.L.C.
Residential Mortgage Servicing Business
• Performing Operations
– Customer Care
– Cashiering
– Escrow
– ARM Management
– Imaging
• Acquisitions
• Technology
– System Management
– Reporting
– Telephony
• Default Management
– Collections
– Loss Mitigation
– Foreclosures
– Bankruptcy
– Claims
– Real Estate Owned
• Legal
• Compliance
– Audit
– Quality Control
• Process Improvement
ARCHON Infrastructure
Human Resources, Corporate Accounting, Investment Accounting, Cash Management, Compliance, Legal Services, File Management, and Information Technology
Outsourced Functions
Tax Service, Flood Certifications, Hazard Insurance, Billing Statements, Credit Reporting, Credit Disputes, Lockbox, ACH, Imaging, Satisfactions, Legal Processing for defaulted loans, and REO

AVELO MORTGAGE

Goldman Sachs

Management Team

Management team is experienced in all mortgage product types with tenure from other leading Alt-A and subprime mortgage banking companies.


Wes Moffett
(21+ years)
Performing Operations
Patrick Couture
(13+ years)
Acquisitions
Todd Berger
(6+ years)
Securitizations
Amy McNamara
(13+ years)
Strategic Initiatives
Diane Hall
(12+ years)
Default Management
Sam Bready
(19+ years)
Information Technology
Jill Price
(30+ years)
Compliance Officer
Pam Kirk
(22+ years)
Legal Services
Deborah Davis
(18+ years)
Operations (Archon)
Mike Forbes
(23+ years)
File Management
Investor Reporting

Average Industry Specific Experience of 18+ years

AVELO MORTGAGE

REALServicing®

Servicing Technology

***REAL**Servicing® is a state of the art system designed primarily for Alt-A and subprime loans.*

The system has flexibility to add new product types such as option ARMs.



Performing Mortgage Module
Customer Web Portal
REALPortal Investor Web Portal
REALServicing®
Life of loan system
Windows based
Scalability allows for unlimited growth
Flexibility to service all types of residential mortgage products
Ease of customization
Best-in-class servicing system
Flexibility for adding new product types
REAL Resolution Module
Default Module
REO Module

Ensemble Pro™
Telephony Technology

Ensemble Pro™ is a blended predictive dialing system and IVR, which has been fully integrated into Avelo's servicing system.



Outbound Predictive Dialer
Integrated Voice Response System (IVR)
Ensemble Pro™
• Premier telephony platform
• Blended environment
• Predictive Dialer for call campaigns
• Automated 24/7 customer self-fulfillment
• Skill based routing of inbound and outbound calls
• Call routing to outsourced vendors
• 100% call recording for QC
• Individual productivity and campaign statistics
• Spanish and English IVR
• Unlimited call center growth
• Full monitoring ability
Servicing System Integration
Call Statistics
Automatic Call Routing to Escrow Vendors

Goldman Sachs

Integration with External Service Providers

All external vendors have been fully integrated into Avelo's system of records and data storage repository.



First American
Flood & Tax Services
Allison
Billing and Letters
SafeGuard
Field Services
Assurant
Insurance Services
Western Union / SpeedPay / MoneyGram
Phone Pay & Quick Collect
JP Morgan Chase
Lockbox & ACH
Stellent
Imaging
Credit Reporting
All 4 Major Bureaus
VendorScape / iClear
BK & FC Invoicing
Credco
Credit Monitoring
Financial Dimensions
Satisfactions
M.D. Webb & Associates
REO
BANKO
BK Notification
AACER
BK Monitoring
Ocwen's REALServicing®
Servicing System
Customer Web Portal
On-line account information, doc requests, On-line payments, updating contact information
REALPortal
Direct access to investors' loan data via internet
Stage 5
Data Warehouse
REALResolution
Loan Resolution Model
Ensemble Pro™
IVR, Dialer

AVELO MORTGAGE

Acquisitions
Loan Boarding

Avelo's acquisition process begins 21 days prior to the service transfer.

Loan Boarding Timeline



Funding occurs
Mortgage Loan Settlement received
Initial contact with seller
Initial seller data received
Pre-boarding edit reports/resolution
Loan shell uploaded into servicing system
Welcome Letters mailed
Credit/ servicing files received
Supplemental data setup begins
ARM and prepayment setup and penalty audits begin
Final data received, reconciled, and loans activated
Welcome calls begin
Critical field QC to loan documents/ seller's preliminary data
-21
-20
-15
-10
-9
0
Transfer Date
+1

Avelo performs substantial diligence up front to minimize transfer errors, improve servicing efficiencies, and reduce future losses.

- Avelo's boarding process includes:
  - 100% Welcome letters
  - 100% Prepayment penalty review and up front set-up
  - 100% ARM review and set-up
- Leveraging technology to reduce errors and streamline information management through imaging of loan file
- Avelo has developed a proprietary data conversion tool to automate loan boarding and eliminate data entry errors
- Illogical loan data is checked to ensure that Avelo can accurately service upon transfer

AVELO MORTGAGE

Performing Operations

Customer Care

Avelo's goal is to provide each customer with superior service and "one-touch" resolution.

- Communication
  - Welcome letters sent to all customers
    - 15 days prior to loan transfer
  - Welcome calls made to customers
  - Billing statements sent monthly
  - Inbound customer call center
    - 24/7 interactive IVR
    - Skill based routing
    - Bi-lingual staff
    - Silent call monitoring
    - 100% Call recording
    - One call resolution
  - 24/7 Interactive web site
- Key customer care metrics
  - Average speed of answer
  - Abandonment rate
  - IVR self-fulfillment rate
  - Average talk time
  - Repeat calls
- Customer care internal data quality
  - 100% ARM audit
  - 100% Prepayment penalty audit

Goldman Sachs

Performing Operations
Option ARMs

- Ability to service MTA and hybrid flex payment option ARMS
- Option ARM brochure included with every welcome letter
- Welcome calls scripted to ensure the customer understands the product
- Specialized option ARM training
  - Required for all Customer Care and Default associates
- Monthly billing statements
  - Customized Option ARM statements that clearly define payment options
    - Minimum payment
    - Interest only payment
    - Fully amortized payment
    - 15 year amortized payment

Goldman Sachs

Performing Operations

Option ARMs Customer Brochure

Every Option ARM customer receives a brochure in their welcome letter to help them better understand their loan product.

AVELO MORTGAGE



Understanding Option ARMS

OVERVIEW

The Option ARM loan program offers you the characteristics of an adjustable rate mortgage with the flexibility of choosing your mortgage payment option each month. This may allow you to better manage your monthly cash flow. The four potential payment options that you have under this program are:

1. **Minimum Payment**—the lowest amount of interest, and if applicable, principal that must be paid. The payment is calculated using your starting interest rate. The starting rate remains fixed for an initial period, then changes according to the terms of your Note. With this option, the amount of interest paid may not be enough to pay all of the interest accrued. Any unpaid interest is deferred and added to the principal balance you owe, resulting in a negative amortization. The Minimum Payment will change according to the terms set out in your Adjustable Rate Note or Rider.
2. **Interest-Only Payment**—the total monthly amount of interest due is paid. The payment is based upon the current interest rate and current principal balance of your loan. You avoid deferred interest; however, this option does not reduce your principal balance.
3. **Fully Amortizing Payment**— payments include all interest and principal due, and are based upon your loan's current interest rate, current principal balance, and remaining loan term.
4. **15-Year Fully Amortizing Payment**— payments are based on the current interest rate, principal balance, and remaining term of your loan, not to exceed 15 years. Payment amounts are greater than the Fully Amortizing Payment option; however, you receive a substantial interest savings and a greater reduction of the principal balance.

UNDERSTANDING YOUR MINIMUM PAYMENT

Before you choose the Minimum Payment option, it is important to understand how deferred interest affects your loan. Each month, your loan calculates interest due based upon the remaining principal balance and the interest rate determined by the terms in your Adjustable Rate Note or Rider.

When the Minimum Payment is less than the total amount of interest due each month, the remaining portion of interest due is deferred, and added to the principal balance of your loan. This is also referred to as "Negative Amortization". By deferring the interest, this increases the principal balance you owe and the amount of interest charged the following month will be based upon the rate of your loan and the increased loan balance.

The terms of your Adjustable Rate Note or Rider will detail the maximum limit your unpaid principal balance can reach,as a result of the Negative Amortization. Typically, your principal balance can never exceed 110%-125% of the principal amount originally borrowed, known as the Negative Amortization Cap.

When the Negative Amortization Cap is reached, the loan is recast by readjusting the interest rate and payment based on the outstanding principal balance, the remaining term, and the fully indexed rate. The payment cap does not apply when a loan is forced to recast. You must then begin paying a new higher monthly payment until the principal balance falls below the Negative Amortization Cap.

AVELO MORTGAGE

Performing Operations
Vendors

Strategic relationships and state of the art technology allows Avelo to focus on the customer and provide a high level of customer care.

Partnering with vendors allows Avelo to maintain scalability, manage costs, and leverage expertise.

Performing Operations Vendors

- **The First American Corporation** - Tax Service and Flood Certifications
- **Assurant Group** - Insurance Outsourcing and Lender Placed Insurance
- **Allison Payment Systems** - Billing Statements and Correspondence
- **SpeedPay** - Pay-by-Phone, Web, IVR
- **MoneyGram & Western Union** - Guaranteed Funds
- **Equifax, Experian, Innovis, & TransUnion** - Credit Reporting
- **E-Oscar** - Credit Disputes
- **JP Morgan Chase** - Lockbox and ACH
- **Stellent** - Imaging
- **Financial Dimensions** - Satisfactions

Vendor Monitoring

- Monthly Vendor Scorecards
- Quarterly Visits
- Random Service Monitoring

Performing Operations
Cash Management

Avelo processes checks automatically using JPMorgan Chase, a state of the art, nationally recognized lockbox service provider.

Manual check processing follows stringent control procedures.

Manual Cash Processing



Secure Lockbox contents picked up by Avelo at 10am & 1pm
# of items entered into Counter Log
Receive Lockbox Payment Rejects from Courier @ 1pm.
Payments sorted into batches by identifiers, no greater than 35 items per batch.
Items processed per RealServing Payment Posting Procedures within 24 hrs of receipt
Payments posted based on waterfall. Posting Cutoff 3pm.
Did payment post?
Yes
No
Handling instructions received in 24 – 48 hours.
Items placed in secure safe overnight.
Listed as Exception Item on Daily Production Report.
Batches listed on Daily Deposit Report.
Checks (include deposit slip, batch header slips) imaged via Optika
Cashiering places deposited items in secure bag & delivers to Chase Bank for deposit.
Deposit cutoff 4pm.

Cash Management Control

- Checks are stored overnight in a locked fireproof safe to ensure safekeeping
- Checks are processed in a secure location
- Checks are imaged to ensure timely resolution of unidentified checks and/or payment disputes
- Checks without exceptions are posted the day of receipt
- Checks are dated upon receipt to ensure accurate posting

Goldman Sachs

Default Management

Avelo's default philosophy is both "investor centric" and "customer centric", designed to protect the investment by managing and resolving delinquent loans through targeted strategy, controlled processes, and effective execution.

Avelo Default Management Philosophy

Working with the borrower to ensure home retention

Working for the investor to manage asset performance, cash flow, and mitigate losses

Recognition that the interests of the investor, the borrower and Avelo are fully aligned

AVELO MORTGAGE

Goldman Sachs

Default Management

Collections and Loss Mitigation Strategy

Avelo's collection and loss mitigation strategy is based on the belief that proactive, early detection and intervention is equally beneficial for the borrower and investor.

Preventive Servicing

- Actively manage accounts identified as higher probability of default
- Drive call campaigns and strategy by product type, borrower behavior, and pay history
- Early intervention - directing borrowers to appropriate alternative resolutions

Early Payment Default

- Distinguish loan boarding issues from default issues
- Identify and manage repurchases for EPD/FPD/fraud
- Track delinquency by trade ID and seller/source

D*A*R*E Model

- Establish if default is situational or structural and proceed accordingly
- Determine if borrower-based resolution or asset-based resolution is appropriate
- Propose alternative(s) that meet the objectives of both borrower and investor

AVELO MORTGAGE

Goldman Sachs

Default Management

D*A*R*E Decision Tree

Avelo uses the D*A*R*E decision tree to determine an effective option for each borrower as well as a net present value calculation of collection alternatives to determine an effective option for the investor.


Desire
Yes
Ability
No
Reality
Educate
Does the borrower want to keep property?
Does the borrower have on-going cash flow?
– Reason for default
– Borrower financials
– Employment status
– Available contribution
Discuss options
Evaluate collateral
Determine recovery
Propose exit strategy
No
Yes
Full Payoff
Negotiated Payoff
Deed-in-lieu of Foreclosure
Reinstatement
Forbearance
Modification
ASSET RE-PERFORMANCE
BORROWER RETENTION

AVELO MORTGAGE

Default Management

Collections and Loss Mitigation Alternatives

Loss mitigation drives the default servicing model to avoid collateral acquisition or accelerate acquisition when inevitable.

Avelo's goal is to reduce the frequency and severity of loss.

Loss Mitigation Alternative	Loan Status		Loss Impact
Reinstatement	Asset Re-Performance	Retain Borrower	No
Forbearance	Asset Re-Performance	Retain Borrower	No
Modification	Asset Re-Performance	Retain Borrower	Possible
Full Payoff	Avoid Acquisition	Loan Terminated	No
Negotiated Payoff	Avoid Acquisition	Loan Terminated	Yes
Deed-in-lieu	Collateral Acquired	Loan Terminated	Yes

AVELO MORTGAGE

Default Management

Parallel Default Path

Parallel servicing is joint ownership of assets between the loss mitigation and foreclosure functions.



Re-Performing Assets
Loss Mitigation
0-29
30-59
60-89
91-120
0
1
30
45
60
75
90
95
120
Foreclosure
Reinstatement
Forbearance
Modification
Workout
Full-Payoff
Negotiated Payoff
3rd Party Sale
Deed-in-lieu
REO
Loan is in front end collections
Demand letter is sent when loan is about 45 days delinquent
Property inspection ordered
Collateral values updated
Equity analysis refreshed on marginal assets
Demand expires at 75 days delinquent
Pre-foreclosure compliance review begins at 75 days delinquent
Foreclosure referral sent out at about 95 days delinquent

Default Management

Bankruptcy

Avelo protects the investment by attempting to minimize delays caused by non-performing or sub-performing accounts in bankruptcy.

Accounts are managed through:

- Electronic notification and active case monitoring through BANKO and AACER
- Task driven queues that attempt to minimize delays by prompting actions according to status
- Regular monitoring of pre-petition, post-petition, and contractual delinquency status
- Proactive review of dismissed and discharged accounts

Attempt to maximize cash flow of accounts in bankruptcy through proactive monitoring of payment performance

Attempt to reduce losses due to delays in bankruptcy by lifting the stay as quickly as possible

AVELO MORTGAGE

Default Management
Foreclosure

Avelo protects the investment by attempting to resolve non-performing assets in shortest time possible.


Stage Reporting and Analysis
Timeline Improvement Opportunities
Compress Resolution Timelines

- Vendors are actively managed, monitored and graded
  - Benchmarked against FNMA/FHLMC standards
  - Vendor performance measured against other vendors managing similar assignments
- Accurate foreclosure bidding is a crucial and effective loss mitigation tool
  - Bid to estimated recovery value through REO
  - Avoid collateral acquisition at foreclosure sale
  - Accelerate recovery of hard dollars for investors

Default Management
REO

Avelo protects the investment by attempting to dispose of acquired properties at the highest return possible.

Webb has two year relationship with Goldman Sachs.

- Avelo is leveraging the skills and expertise of M.D. Webb & Associates, a national REO outsource service provider
- Webb provides cradle-to-grave REO management services and full suite reporting

Pre-Marketing	Marketing	Closing
Manage all loans in an eviction/redemption/ confirmation status	Pricing strategy based on value, condition, and market factors	Manage closing agents and ensure resolution of all issues

- Effectiveness and efficiency measured by:
  - Net proceeds: sales price ratio
  - Sales price: fair market value ratio
  - Inventory turn rate
  - Time on market

REALPortal

REALPortal is an investor web-site for securitization information.

Avelo is currently soliciting additional information requests to ensure reports are tailored for investor interest and will subsequently turn on the functionality of Real Portal.

- REALPortal provides investors with 24/7 access
- Over 40 standard reports available to investors
  - Trustee Reports
  - Roll Rate Analyzer
  - FICO Stratification
  - Loss Severity
- Customized report capability allows the user to define data fields
- Reporting to Loan Performance in third quarter 2006

Internal and External Monitoring and Audits

Following the standards of Goldman Sachs and Archon Group, Avelo has an annual internal audit, an annual external audit, quarterly SOX Certification, and daily monitoring of OFAC and legislative changes.



Internal Audit
Sarbanes Oxley
Internal and External Monitoring and Audits
Compliance with Local, State, and Federal Laws
OFAC
External Audit

Goldman Sachs

Compliance and Quality Control

Avelo is highly focused on compliance and quality control in order to prevent any predatory servicing practices, to score employee performance, and to identify opportunities for employee re-training.



Compliance and Quality Control
Internal Audit
File
Call Monitoring
Foreclosure & REO
Predatory Servicing
Executive Inquiries
Loan Activity
Cash Control
Local, State & Federal Laws
External Audit
Record Retention

AVELO MORTGAGE